EXHIBIT 11.2


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                        COMPUTATION OF NET LOSS PER SHARE

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997




                                                                                                                    Fully
                                                                                   PRIMARY                         DILUTED
Weighted Average Common Shares
outstanding.............................................................           21,233,378                      21,233,378

Convertible debt.........................................................                   -                               -

Stock options and warrants outstanding...................................          -                                        -
                                                                          -------------------

Weighted average shares of common shares outstanding.....................          21,233,378                      21,233,378
                                                                                 ============                    ============

Net income ..............................................................       $   (247,317)                   $   (247,317)
                                                                                =============                   =============

Earnings per share.......................................................   $         (0.01)                $         (0.01)
                                                                            =================               ================